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Exhibit 2.7

BILL LOCKYER, Attorney General
of the State of California
RICHARD W. BAKKE,
Lead Supervising Deputy Attorney General
MARK P. RICHELSON,
Supervising Deputy Attorney General
RAYMOND B. JUE
MARLA K. MARKMAN
State Bar No. 77300
Deputy Attorneys General
300 South Spring Street, Ste. 500
Los Angeles, CA 90013-1204
Telephone: (213) 897-2491
Facsimile: (213) 897-5775

Attorneys for the Applicant Insurance
Commissioner of the State of California

IN THE SUPERIOR COURT OF THE STATE OF CALIFORNIA
FOR THE COUNTY OF LOS ANGELES

INSURANCE COMMISSIONER OF THE STATE OF CALIFORNIA,

Applicant.,

v.

PAULA INSURANCE COMPANY, a California corporation,

Respondent.

Case No. BS075685

ORDER APPOINTING CONSERVATOR AND RESTRAINING ORDERS

Date: April 26, 2002
Time: 8:30 a.m.
Dept.:

        The Application of the Insurance Commissioner of the State of California ("Applicant") for an Order Appointing him Conservator of Respondent PAULA Insurance Company (hereafter referred to as "Respondent"), having been filed herein and it appearing to this Court from the Application that the Insurance Commissioner has found Respondent to be subject to such order of conservation pursuant to Insurance Code Section 1011,

  IT IS HEREBY ORDERED THAT:

        1.    Applicant is appointed Conservator of Respondent, and directed as such to conduct the business of Respondent or so much thereof as to the Conservator may seem appropriate and authorized as Conservator, in his discretion, to pay or defer payment of all proper claims and obligations against Respondent accruing prior to or subsequent to his appointment as Conservator;

        2.    Applicant is authorized as Conservator to take possession of all the assets of Respondent including books, records and property, both real and personal, wheresoever situated;

        3.    Title to all Respondent's property and assets, both those presently in Respondent's possession and those which may be discovered hereafter, wheresoever situated, is vested in Applicant as Conservator, or his successor in office, in his official capacity as such Conservator, and all persons are enjoined from interfering with the Applicant's possession and title thereto;

        4.    Respondent, its officers, directors, governors, agents and employees are enjoined from transacting any of the business of Respondent, whether in the State of California or elsewhere, or from disposing of, or assisting any person in the transfer or alienation of, the property or assets of Respondent, until further order of this Court;

        5.    All persons are enjoined from instituting, prosecuting or maintaining any action at law or suit in equity, including but not limited to actions or proceedings to compel discovery or production of documents or testimony and matters in arbitration, against Respondent or against Applicant as Conservator of Respondent, and from attaching, executing foreclosure upon, redeeming of or taking any other legal proceedings against any of the property or assets of Respondent, and from doing any act interfering with the conduct of said business by Applicant, except upon order from this Court after hearing obtained after reasonable notice to Applicant;

        6.    Respondent and all officers, directors, agents and employees of Respondent are directed to deliver to Applicant as Conservator all assets, books, records, equipment and other property of the Respondent wheresoever situated;

        7.    Applicant as Conservator is authorized to pay all reasonable costs of operating Respondent (including direct and allocated direct costs, direct and allocated general and administrative costs and overhead, and other allocated costs) out of funds and assets of Respondent;

        8.    All funds and assets, including certificates of deposit, bank deposits and mutual fund shares, of Respondent, in various financial depository institutions, including banks, savings and loan associations, industrial loan companies, mutual funds or stock brokerages, wheresoever situated, are vested in Applicant as Conservator and subject to withdrawal upon his order only;

        9.    All persons who maintain records for Respondent, pursuant to written contract or any other agreement, are ordered to maintain such records and to deliver them to the Applicant as Conservator upon his request;

        10.  All agents of Respondent and all brokers who have done business with Respondent are ordered to make remittances of all funds collected by them or in their hands directly to the Applicant as Conservator;

        11.  All persons having possession of any lists of policyholders or escrow holders of Respondent are ordered to deliver all such lists to Applicant as Conservator, and that all persons are enjoined from using any such lists or any information contained therein without the consent of Applicant as Conservator;

        12.  Applicant as Conservator is authorized to initiate such equitable or legal actions or proceedings in this or other states as may appear to him necessary to carry out his functions as Conservator;

        13.  Applicant as Conservator is authorized to appoint and employ special deputies, estate managers, other professionals, clerks and assistants and to give each of them such power and authority as may be deemed necessary by him, and Applicant as Conservator is authorized to compensate these persons from the assets of Respondent as to him shall seem appropriate;

        14.  Applicant as Conservator is authorized to divert, take possession of and secure all mail of Respondent, in order to screen such mail, and to effect a change in the rights to use any and all post office boxes and other mail collection facilities used by Respondent;

        15.  Respondent and its respective officers, directors, agents, servants, employees, successors, assigns, affiliates, and other persons or entities under their control and all persons or entities in active concert or participation with them, and each of them, are ordered to turn over to the Applicant as Conservator records, documentation, charts and/or descriptive material of all funds, assets, property (owned beneficially or otherwise), and all other assets of Respondent wherever situated, and all books and records of accounts, title documents and other documents in their possession or under their control, which relate, directly or indirectly, to assets or property owned by or held by Respondent or to the business or operations of Respondent;

        16.  Except with leave of court issued after a hearing in which the Applicant as Conservator has received reasonable notice, all persons are enjoined from obtaining preferences, judgments attachments or other liens, or making any levy against Respondent or its assets or property, and from executing or issuing or causing the execution or issuance of any court attachment, subpoena, replevin, levy, execution, or other process for the purpose of impounding or taking possession of or interfering with or creating or enforcing a lien upon any property or assets owned or in the possession of Respondent or its affiliates, or the Conservator appointed herein, wheresoever situated and from doing any act interfering with the conduct of said business by Applicant as Conservator;

        17.  Except by leave of court obtained after hearing upon reasonable notice to the Applicant as Conservator, all persons are enjoined from accelerating the due date of any obligation or claimed obligation; exercising any right of set-off; taking, retaining, retaking or attempting to retake possession of any real or personal property, withholding or diverting any rent or other obligation; doing any act or other thing whatsoever to interfere with the possession of or management by the Applicant as Conservator and of the property and assets, owned or controlled by Respondent or in the possession of Respondent or to in any way interfere with said Applicant as Conservator or to interfere in any manner during the pendency of this proceeding with the exclusive jurisdiction of this Court over Respondent;

        18.  Any and all provisions of any agreement entered into by and between any third party and Respondent including, by way of illustration, but not limited to, the following types of agreements (as well as any amendments, assignments, or modifications thereto): financial guarantee bonds, promissory notes, loan agreements, security agreements, deeds of trust, mortgages, indemnification agreements, subrogation agreements, subordination agreements, pledge agreements, assignments of rents or other collateral, financial statements, letters of credit, leases, insurance policies, guaranties, escrow agreements, management agreements, real estate brokerage and rental agreements, servicing agreements, attorney agreements, consulting agreements, easement agreements, license agreements, franchise agreements, or employment contracts that provide in any manner that selection, appointment or retention of a conservator, or trustee by any court, or entry of an order such as hereby made, shall be deemed to be, otherwise operate as a breach, violation, event of default, termination, event of dissolution, event of acceleration, insolvency, bankruptcy, or liquidation, shall be stayed, and the assertion of any and all rights, remedies relating thereto shall also be stayed and barred, except as otherwise ordered by the Court, and the Court shall retain jurisdiction over any cause of action that has arisen or may otherwise arise under any such provision;

        19.  Applicant as Conservator is authorized to invest Respondent's assets in such a manner as to him may seem suitable for the best interest of Respondent's creditors which funds are not immediately distributable to Respondent's creditors. However no investment or reinvestment shall be made which exceeds the sum of $100,000 without first obtaining permission of the court;

        20.  Applicant as Conservator, in his discretion, is authorized to direct Respondent to cease writing new and renewal insurance business, notwithstanding Proposition 103, on the grounds that further transaction of Respondent's business will be hazardous to policyholders, or creditors or to the public.

        21.  Pursuant to Insurance Code section 1037(g), the Applicant as Conservator is authorized to invest and reinvest all assets in a manner he deems to be in the best interest of the creditors of the estate, including investing and reinvesting assets through an investment pool consisting exclusively of assets from conserved estates. To the extent that the Applicant as Conservator invests and reinvests through such an investment pool, such investments and re-investments may exceed $100,000;

        22.  Except by permission of this Court obtained after hearing upon reasonable notice to Applicant as Conservator, all persons are enjoined from interfering with the possession, title and rights of Applicant as Conservator, in and to the assets of Respondent, and from interfering with the conduct of the assets of Respondent, and from interfering with the Conservatorship;

        23.  All persons are enjoined from the waste of assets of Respondent; and

        24.  Applicant as Conservator is authorized to pay for his costs in bringing and maintaining this action, and such other actions as are necessary to carry out his functions as Conservator, out of the funds and assets of Respondent.

        DATED: 4-26-2002

/s/ ILLEGIBLE JUDGE OF THE SUPERIOR COURT

RBJ:gp

[SEAL]
THE DOCUMENT TO WHICH THIS CERTIFICATE IS ATTACHED IS A FULL, TRUE AND CORRECT COPY OF THE ORIGINAL ON FILE AND OF RECORD IN MY OFFICE.

ATTEST APR 26 2002 JOHN A. CLARKE

Executive Officer, Clerk of the Superior Court of California, County of Los Angeles.
By /s/ M. CORONA, Deputy M. CORONA

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  Exhibit 2.7